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EXHIBIT 18.1

Preferability Letter of Independent Registered Public Accounting Firm

February 21, 2014

SPX Corporation
13320 Ballantyne Corporate Place
Charlotte, NC 28277

Dear Sirs/Madams:

        We have audited the consolidated financial statements of SPX Corporation and subsidiaries (the "Company") as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 21, 2014, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company's election to change its methods of accounting for defined benefit pension and other postretirement benefit plan costs during 2013. Note 1 to such financial statements contains a description of your adoption during the year ended December 31, 2013 of changes in accounting principles for recognizing actuarial gains and losses for all pension and postretirement benefit plans from a corridor amortization method to immediate recognition and for determining the market-related value of assets from a calculated method to a fair value method for the domestic qualified pension plan. In our judgment, such changes are to alternative accounting principles that are preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

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  EXHIBIT 18.1
Preferability Letter of Independent Registered Public Accounting Firm